Exhibit 99(e)

CONTACT:  Clara Kinner
          (314) 923-6268
          Deb Wiethop
          (314) 923-4767

             RightCHOICE and Missouri Officials
                Finalize Settlement Agreement

ST. LOUIS, SEPTEMBER 20, 1998-RightCHOICE Managed Care, Inc. (NYSE: RIT), its parent company, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance today announced that they have finalized the settlement agreement contemplated by the conceptual framework announced by the parties on April 22, 1998. The next step will be to submit the final settlement
agreement for court approval.   If approved by the court and
consummated in accordance with its terms, the settlement will resolve all outstanding litigation and regulatory issues with the state and create a charitable foundation that would be managed by an independent board of directors.

     "We are very proud to have reached a critical milestone with this agreement. In April we said we fully expected to conclude a settlement agreement with the state, and we've achieved that goal," said John A. O'Rourke, chairman, president and chief executive officer of RightCHOICE and president and chief executive officer of Blue Cross and Blue Shield of Missouri. "The Attorney General, the Department of Insurance and we have worked very hard to ensure that this settlement agreement aligns the interests of our members, our shareholders, regulators and the community as a whole."

     The final settlement agreement closely follows the outline of the conceptual framework announced in April.

     Under the settlement agreement, Blue Cross and Blue Shield of Missouri would reorganize and be merged with RightCHOICE Managed Care Inc., its publicly traded subsidiary, and the charitable foundation would become the owner of approximately 80 percent of the stock of the new RightCHOICE, which is currently owned by Blue Cross and Blue Shield of Missouri. The remaining 20 percent of the new RightCHOICE stock would continue to be owned by the public shareholders of RightCHOICE. The foundation would liquidate most of its shares over a period of time not to exceed five years under a carefully developed divestiture plan, and the proceeds would be used for health care purposes.

     Until the foundation owns less than five percent of the stock of the new RightCHOICE, the shares owned by the foundation would be subject to a voting trust, which specifies the manner in which the shares will be voted.

     As a result of the reorganization, RightCHOICE or its subsidiaries would absorb the remaining assets and related liabilities of Blue Cross and Blue Shield of Missouri and would become a consolidated, fully for-profit company and the direct licensee for the Blue Cross and Blue Shield names and trademarks.

     The voting trust and divestiture agreement, which was developed with the advice of investment bankers, calls for the foundation to reduce its ownership in the new RightCHOICE to less than 50 percent of the outstanding shares of the company within three years of the closing of the agreement and to less than 20 percent within five years.

     The transaction is intended to be tax free, and an IRS ruling or opinion will be requested.

     There are a number of significant conditions and contingencies that have to be met, including approval by the court and RightCHOICE shareholders.

     "The settlement agreement represents five months of very hard work by our staff, the Department of Insurance and the Attorney General. We must now all focus our attention on the joint presentation of the settlement agreement to the court," O'Rourke said. "While Cole County Circuit Court Judge Thomas Brown III has expressed substantial reservations about the proposed settlement, we are certain that the court will give the settlement full and fair consideration, and we hope that the judge agrees with us, the Department of Insurance and the Attorney General that it presents a fair and reasonable resolution of the litigation. If the court approves the agreement, which could take several months, it will still take several additional months to satisfy all of the other conditions and contingencies."

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility that court approval of the final settlement agreement, referenced above, that would resolve the outstanding litigation and regulatory issues between the state and RightCHOICE would not be obtained, or if obtained, could include conditions that are not satisfactory to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the transaction as proposed would not be met or otherwise satisfied; the effect of governmental and regulatory action or legislation on the proposed settlement; pending litigation involving RightCHOICE on the proposed settlement; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks by RightCHOICE prior to the consummation of the settlement or by the new RightCHOICE thereafter; and the additional factors and other risks detailed in the filings by RightCHOICE with the Securities and Exchange Commission.

     RightCHOICE Managed Care Inc. and its parent company, Blue Cross and Blue Shield of Missouri, are the largest providers of health care benefits in Missouri.